EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-134944 and No. 333-129777) on Form S-8, as amended, and (No. 333-131935 and No. 333-131512) on Form S-3, of InfoSonics Corporation and subsidiaries of our report dated March 31, 2011 relating to our audits of the consolidated financial statements and the financial statement schedule, which appears in this Annual Report on Form 10-K of InfoSonics Corporation and subsidiaries for the year ended December 31, 2010.

/s/ SingerLewak LLP

SINGERLEWAK LLP

Irvine, California

March 31, 2011